EXHIBIT 99.2

NAMI CORP.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated balance sheet is based on the historical balance sheets of NAMI Corp. ("NAMI" or the “Company”) and SBS Mining Corp. Malaysia Sdn Bhd. (“SBS”) as of February 28, 2018 for NAMI and March 31, 2018 for SBS. No pro forma statement of operations for the periods ending February 28, 2018 or March 31, 2018 or for the years ended December 31, 2017 or June 30, 2017 have been presented as the acquisition of SBS by NAMI, as more fully described below, is being accounted for as a recapitalization of SBS.

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Unaudited Pro Forma Condensed Consolidated Balance Sheet as of February 28, 2018 and March 31, 2018	2
Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet as of February 28, 2018 and March 31, 2018	3

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Nami Corp.

Pro Forma

Condensed Consolidated Balance Sheet - Unaudited

	NAMI Corp. February 28, 2018	SBS Mining Corp. Malaysia Sdn Bhd. March 31, 2018	Proforma Adjustments	Proforma As Adjusted
Assets
Current assets
Cash and bank balances	$-	$4,752	$-	$4,752
Prepayment	-	454	-	454
Other receivables and deposits	-	12,361	-	12,361
Total Current assets	-	17,567	-	17,567

Advances to third party	-	185,666		185,666
Plant and equipment	-	19,736		19,736
Total Assets	-	222,969	-	222,969

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$32,699	$57,532	$-	$90,231
Amount due to related parties	165,392	2,072,889	-	2,238,281
Total Liabilities	198,091	2,130,421	-	2,328,512

Stockholders’ Equity
Share capital (par value MYR 1 [approximately $0.31] per share; 600,000 shares authorized, issued and outstanding as of March 31, 2018 and June 30, 2017, respectively)	-	183,652	(183,652)	-
Common stock - Authorized 5,000,000,000 shares of common stock, $0.001 par value, Issued and outstanding 706,125,000 shares at February 28, 2018 and at November 30, 2017 pre -merger and 1,426,927,346 post -merger shares issued and outstanding as of February 28, 2018	706,125	-	720,802	1,426,927
Additional paid in capital	(689,285)	278,916	(752,081)	(1,162,450)
Accumulated deficit	(214,931)	(2,304,220)	214,931	(2,304,220)
Accumulated other comprehensive loss	-	(65,800)	-	(65,800)
Total Stockholders' Equity	(198,091)	(1,907,452)	-	(2,105,543)
Total Liabilities and Stockholders' Equity	$-	$222,969	$-	$222,969

See notes to the unaudited pro forma combined financial statements

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Nami Corp.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AS OF FEBRUARY 28, 2018 AND MARCH 31, 2018

On July 4, 2018, Nami Corp. (the “Company”, “Nami”, “we”, “us”, “our”), a company incorporated under the laws of the State of Nevada, USA, entered into a share exchange agreement (the “SEA”) with GMCI, as the shareholder (the “SBS Shareholders”) of SBS Mining Corp. Malaysia Sdn. Bhd., a Malaysian corporation (“SBS”), pursuant to which the Company acquired 100% of the issued and outstanding shares of SBS from GMCI in exchange for the issuance of 720,802,346 shares of the Company to GMCI (the “Exchange”).

As a result of the Exchange, SBS became a wholly owned subsidiary of NAMI and GMCI became majority shareholder of NAMI owning 50.51% of capital stock of the Company. The transaction under the Exchange has been accounted for as a recapitalization of SBS where the Company (the legal acquirer and public shell) is considered the accounting acquiree and SBS (the legal acquiree) is considered the accounting acquirer. As a result of this transaction, the Company is deemed to be a continuation of the business of SBS. In recognizing the transaction as a recapitalization of SBS, no purchase accounting occurs, the assets and liabilities of the Company are treated as acquired at their historical balances on the date of acquisition, and all prior historical results of the Company are no longer presented in the consolidated financial statements.

1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed consolidated balance sheets have been derived from the historical February 28, 2018 condensed balance sheet of Nami, and the historical March 31, 2018 condensed balance sheet of SBS after giving effect to the transaction.

Historical financial information has been adjusted in the pro forma balance sheet to pro forma events that are: (1) directly attributable to the Acquisition; (2) factually supportable; and (3) expected to have a continuing impact on the Company’s results of operations. The pro forma adjustments presented in the pro forma condensed consolidated balance sheet and statement of operations are described in Note 2— Pro Forma Adjustments.

The unaudited pro forma consolidated financial information is for illustrative purposes only. These companies may have performed differently had they actually been consolidated for the periods presented. You should not rely on the pro forma condensed consolidated financial information as being indicative of the historical results that would have been achieved had the companies always been consolidated or the future results that the consolidated companies will experience after the merger. Unaudited pro forma financial information and the notes thereof should be read in conjunction with the accompanying historical financial statements of SBS included elsewhere in this report.

2. PRO FORMA ADJUSTMENTS

The adjustments included in the pro forma balance sheet and statement of operations and comprehensive loss are as follows:

•	To record 720,802,346 shares of Nami Corp. unregistered common stock issued to GMCI Corp. in exchange for 100% of the shares of common stock to of SBS Mining Corp. Malaysia Sdn. Bhd. held by GMCI.

•	To eliminate the accumulated loss of Nami Corp. before the date of the Exchange.

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